1400 Union Meeting Road
P.O. Box 3053
Blue Bell, PA 19422-0858
Telephone (215) 619-2700
Fax (215) 619-7840

November 3, 2011

To:	Members of the Board of Directors and Executive Officers
of C&D Technologies, Inc. (the "Company")

From:	David J. Anderson
Vice President, General Counsel and Corporate Secretary

Re:	Notice of Blackout Period Under Section 306(a)
of the Sarbanes-Oxley Act of 2002 (the "Act")

I am sending you this notice to advise you that your ability to trade securities of the Company will be significantly restricted during a blackout period scheduled to begin at 4:00 p.m., local time, on November 28, 2011 and to end upon the consummation of the merger contemplated by the merger agreement, dated as of October 3, 2011, by and between C&D Technologies, Inc. and affiliates of Angelo, Gordon & Co.

The blackout period is necessitated by proposed conversion of C&D Technologies, Inc. Common Stock held in the C&D Technologies, Inc. Savings Plan (the "Plan") into cash as part of the merger transaction.  During the blackout period, participants in the Plan will be unable to effect certain transactions with respect to the C&D Technologies, Inc. Common Stock held in Plan accounts, including moving assets from C&D Technologies, Inc. Common Stock to another fund prior to the conversion of the common stock into cash.

Under Section 306(a) of the Act and Rule 101(a) of Regulation BTR of the Securities and Exchange Commission, during the blackout period, you may not purchase, sell or otherwise acquire or transfer, directly or indirectly, any shares of the Company's common stock or other equity securities of the Company, including the exercise of stock options and derivative transactions.

Certain types of transactions continue to be permitted during the blackout period.  For more information about these exceptions, or if you have any other questions about this notice, please contact me at (215) 619-2700 or at the address above.